SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release ("Agreement") is made and entered into as of the 9th day of August, 2013, by and among AJW Master Fund, Ltd., AJW Master Fund II, Ltd., AJW Offshore, Ltd., AJW Partners, LLC, AJW Partners II, LLC, AJW Qualified Partners, LLC, New Millennium Capital Partners II, LLC and New Millennium Capital Partners III, LLC (each individually a "Fund" and, collectively, the "Funds") acting by their Joint Liquidators, Ian D. Stokoe and David A.K. Walker (together, the "Joint Liquidators") of PwC Corporate Finance and Recovery (Cayman) Ltd., on one hand, and EDoorways International Corporation ("EDoorways"), on the other. Each of the Funds and EDoorways is a "Party" and collectively, are the "Parties."

WHEREAS, the Funds, on the one hand, and eDoorways, on the other hand, desire to compromise and settle fully and finally, by the execution of this Agreement, all claims, causes of action, judgments and debts of any kind whatsoever, whether known or unknown, that arise or could have arisen from EDoorways' failure to pay the amounts due to the Funds as required under their Callable Secured Convertible Notes (the "Notes") issued pursuant to a letter agreement dated January 26, 2009, with a total principal amount of $5,295,000;

NOW, THEREFORE, in full compromise, release and settlement, accord and satisfaction, and discharge of all claims or causes of action, known or unknown, that arise or could have arisen out of EDoorways' failure to pay its indebtedness to the Funds as outlined above, for and in consideration of the above recitals and the mutual promises, covenants and agreements set forth herein, and the benefits flowing therefrom, and other good and valuable consideration, the adequacy of which the Parties hereby acknowledge for all purposes, including the purpose of enforcing this Agreement, the Parties covenant and agree as follows:

1.1 Settlement Payments

Cash Payments:

EDoorways shall make cash payments (the "Settlement Payments") to the AJW Funds upon the following schedule:

(i) $50,000 on or before February 15, 2014;
(ii) $50,000 on or before May 15, 2014;
(iii) $50,000 on or before August 15, 2014;
(iv) $50,000 on or before November 15, 2014;
(v) $50,000 on or before February 15, 2015; and
(vi) $50,000 on or before May 15, 2015.

If, however, EDoorways pre-pays on its obligations such that it has made payments totaling $250,000 on or before February 15, 2015, then its total payments shall be capped at $250,000, as opposed to the $300,000 total set forth in the schedule above.

EDoorways will make all payments under Sections 1.1 and 1.2 (together, the "Settlement Payments") herein by wire transfer of immediately available funds to the following bank account:

To:	Deutsche Bank Trust Company Americas
SWIFT Code:	BKTRUS33
Chips UID:	0103
ABA:	021 001 033
For account:	Deutsche Bank (Cayman) Limited
Account number:	04-415-529
SWIFT:	DEUTKY22
Beneficiary:	AJW Master Fund II, Ltd
Account:	02CCR/692590
Reference:	EDoorways

1.2 Issuance of EDoorways' Common Stock

In addition to the Settlement Payments, EDoorways will issue 8,056,304 restricted shares of EDoorways common stock, $0.00001 par value per share (the "Shares"), which shall represent 4.95% of the total issued and outstanding stock of EDoorways as of the signing of this Agreement on a fully-diluted basis. EDoorways shall deliver the shares in certificated form in the name of "AJW Qualified Partners, LLC" on behalf of the Funds without any restrictive legend on or before August 15, 2013. The Shares shall be apportioned in such amounts as mutually agreed by the Parties.

The Shares shall be protected from dilution to the extent set forth below. If EDoorways issues additional shares beyond the 162,755,231 shares that it had issued as of the signing of this Agreement, and the 8,056,364 issued in connection with this Agreement, then EDoorways shall issue additional freely transferable share of EDoorways common stock (the "Additional Shares") such that the total amount of shares provided to the AJW Funds in accordance with this Agreement shall constitute 4.95% of the total issued and outstanding shares. However, there shall be a cap on this requirement to issue Additional Shares insofar as the total market value of the Shares and the Additional Shares, as of the closing price on the date of issuance of the Additional Shares, shall not exceed $100,000.

1.3 Allocation of Cash Consideration and Shares Amongst the Funds

The Settlement Payments and the Shares provided by EDoorways pursuant to this Section 1 shall be allocated amongst the Funds pro rata according to the respective amount of indebtedness held by each Fund at such time as determined by the sole discretion of the Joint Liquidators.

1.4 Default on Settlement Payments

EDoorways understands and agrees that its strict performance of the Settlement Payments according to the payment schedule in Section 1.1 is a material term of this Agreement. EDoorways further understands and agrees that any failure on its part to pay all or any part of the Settlement Payments as and when required under Section 1.1 of this Agreement shall constitute a material breach of this Agreement. If EDoorways should fail to perform its obligations pursuant to the previous sentence, the Parties agree that, pursuant to N.Y. C.P.L.R. § 3218, judgment shall promptly thereafter be entered in favor of the Funds and against EDoorways in the full amount of the Settlement Payments, $300,000.00, minus the aggregate cash payments actually made by EDoorways pursuant to this Agreement prior to the entry of such judgment, along with interest at nine percent (9%) per annum. In furtherance of this agreed-upon remedy, attached hereto as Exhibit A is a Confession of Judgment in favor of the Funds and against EDoorways (the "Confession of Judgment"). Exhibit A is expressly incorporated into this Agreement. If EDoorways should fail to perform as provided by the first sentence of this Section 1.4, EDoorways agrees that it will not object to, dispute or protest any attempt by the Funds to obtain, execute and enforce a judgment that substantively comports with the Defendant's Confession of Judgment, subject to the reduction of such in accordance with the second sentence of this Section 1.4. In addition, any such judgment shall entitle the Funds to recover their actual, reasonable out of pocket costs, including attorneys' fees and expenses, expended in enforcing their rights under the preceding sentence of this Section 1.4.

2. Releases:

Upon payment by EDoorways of the last cash installment and the issuance of all of the Shares to the Funds under this Agreement, each of the Funds, acting by their Joint Liquidators, and their current, former and successor members, officers, employees, attorneys, successors, assigns, directors, shareholders, insurers, reinsurers, parents, subsidiaries, and affiliates, will irrevocably and unconditionally relieve, release, acquit and forever discharge EDoorways, its current, former, and successor officers, employees, attorneys, successors, assigns, directors, shareholders, insurers, reinsurers, parents, subsidiaries, and affiliates, of and from any and all claims, debts, damages, demands, liabilities, suits in equity, complaints, grievances, obligations, promises, agreements, rights, controversies, costs, losses, remedies, attorneys' fees and expenses, punitive damages, additional damages, treble damages, and interest, of whatever kind or character, and all constitutional, federal, state, local, and municipal law claims, whether statutory, regulatory, common law, or otherwise, whether known or unknown to the Parties, including any claims made pursuant to any rules or regulations of any insurance regulatory bodies or insurance industry organizations, whether foreseen or unforeseen, fixed or contingent, liquidated or unliquidated, for any incidents, including those past and present, which may have existed prior to, or contemporaneously with, the execution of this Agreement that arise or could have arisen out of, or directly or indirectly relate to, EDoorways' failure to pay the Funds on the indebtedness and accrued interest under the Notes.

Upon payment by EDoorways of the last cash installment and the issuance of all of the Shares to the Funds under this Agreement, EDoorways will irrevocably and unconditionally relieve, release, acquit and forever discharge each of the Funds, and each of their current, former, and

successor members, officers, employees, attorneys, successors, assigns, directors, shareholders, insurers, reinsurers, parents, subsidiaries, liquidators, receivers, and affiliates, of and from any and all claims, debts, damages, demands, liabilities, suits in equity, complaints, grievances, obligations, promises, agreements, rights, controversies, costs, losses, remedies, attorneys' fees and expenses, punitive damages, additional damages, treble damages, and interest, of whatever kind or character, and all constitutional, federal, state, local, and municipal law claims, whether statutory, regulatory, common law, or otherwise, whether known or unknown to the Parties, including any claims made pursuant to any rules or regulations of any insurance regulatory bodies or insurance industry organizations, whether foreseen or unforeseen, fixed or contingent, liquidated or unliquidated, for any incidents, including those past and present, which may have existed prior to, or contemporaneously with, the execution of this Agreement that arise or could have arisen out of, or directly or indirectly relate to, EDoorways' failure to pay the Funds on the indebtedness and accrued interest under the Notes.

3. Representations and Warranties:

3.1 Each of the Parties represents and warrants, as of the date of this Agreement, as follows:

(a) it is an entity duly organized, validly existing and in good standing or in liquidation under the laws of its jurisdiction of organization;

(b) the execution, delivery and performance of this Agreement does not and will not violate or conflict with any obligation by which it or its assets are bound, whether arising by contract, operation of law or otherwise;

(c) the execution and delivery of this Agreement and the consummation and performance of the transactions contemplated hereby are within its power and authority and have been duly authorized by all necessary corporate and other action;

(d) no consent, approval or authorization of any other person is required for its execution and delivery of this Agreement or the performance of its obligations hereunder;

(e) the person executing this Agreement on its behalf has the full the authority to execute this Agreement on its behalf; and

(f) this Agreement when executed and delivered will be a legal, valid and binding agreement, enforceable against it in accordance with its terms.

3.2 The Funds each further represent and warrant that, together, they are the sole rightful owner of the Notes and that no other party has any rights under the Notes to receive payments in respect thereof.

3.3 EDoorways further represents and warrants that the Shares are duly authorized and, when issued and delivered in accordance with the terms hereof, (a) the Shares will be duly and validly issued, and the Shares will be fully paid and nonassessable; in each case, free and clear of any liens imposed by or through EDoorways.

3.4 The releases in Section 2 above are being provided in reliance upon the representations and warranties contained in Section 3.1(a), and, in the event that the representations and warranties contained in Section 3.1(a) prove false or misleading, the release granted in favor of the Party making such false or misleading representation and warranty shall accordingly be null and void.

4. Further Assurances:

Each Party shall (at its own expense) promptly execute and deliver all such documents, and do all such things, as may from time to time be required for the purpose of giving full effect to the provisions of this Agreement.

5. No Personal Liability of the Joint Liquidators:

EDoorways hereby acknowledges and agrees that (a) the Joint Liquidators are entering into this Agreement solely in their capacity as the Joint Liquidators of the Funds, (b) nothing in this Agreement shall give rise to any personal liability of the Joint Liquidators and (c) recovery for any claim which is brought against the Joint Liquidators, who enter into this Agreement on behalf of the Funds, shall be limited to the assets of the Funds, or any of them, as the case may be.

6. No Assignment:

The Parties represent that they have not previously assigned, transferred or granted, or purported to assign, transfer or grant any of the claims or obligations released by this Agreement. This Agreement may not be assigned by either party without the prior written consent of the other Party.

7. Equitable Relief:

The Parties agree that each Party shall have the right to sue for specific performance of this Agreement, as well as declaratory and injunctive relief.

8. Non-Waiver:

One or more waivers of a breach of any covenant, term, or provision of this Agreement by any Party shall not be construed as a waiver of a subsequent breach of the same covenant, term or provision; nor shall it be considered a waiver of any other then existing, preceding, or subsequent breach of a different covenant, term, or provision.

9. Severability:

If a court of competent jurisdiction determines that any provision or term of this Agreement is illegal, invalid, or unenforceable, such provision or term shall be fully severable and such illegality, invalidity or unenforceability shall not invalidate the entire Agreement. In that case, this Agreement shall be construed and enforced as if such illegal, invalid, or

unenforceable provision had never comprised part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.

10. Entire Agreement:

This Agreement constitutes the entire Agreement of the Parties, and supersedes all prior and contemporaneous negotiations and agreements, oral or written, regarding this matter. All prior and contemporaneous negotiations and agreements of any nature regarding the subject matter of this Agreement are deemed incorporated and merged into this Agreement and are deemed to have been abandoned if not so incorporated. No representations, oral or written, are being relied upon by either party in executing this Agreement other than the express representations of this Agreement. This Agreement shall not be modified, waived, amended or terminated without the express written consent of each of the Parties.

11. Governing Law and Jurisdiction:

Notwithstanding the place where this Agreement may be executed by the Parties hereto, the Parties expressly agree that all terms and provisions hereof shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts made and wholly performed, and to transactions wholly consummated, within New York (without giving effect to any conflicts of law principles under New York law), and the state and Federal courts of the State of New York located in New York County (Manhattan) are hereby granted exclusive jurisdiction with respect to any suits arising out of or with respect to this Agreement.

12. Counterparts:

It is understood and agreed that this Agreement may be executed in multiple originals and/or counterparts, each of which shall be deemed an original for all purposes, but all such counterparts together shall constitute one and the same instrument. Faxed or PDF copies of signatures shall be treated as originals.

13. Construction:

The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties. As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so indicates or requires.

14. Headings:

The headings of this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto, each intending to be legally bound hereby, have caused this letter agreement to be executed as of the date first written above.

For and on behalf of:

AJW Master Fund, Ltd.
AJW Master Fund II, Ltd.
AJW Offshore, Ltd.
AJW Partners, LLC
AJW Partners II, LLC
AJW Qualified Partners, LLC
New Millennium Capital Partners II, LLC
New Millennium Capital Partners III, LLC

By: ____________________________
Printed Name: Ian D. Stokoe
Title: Joint Liquidator

EDOORWAYS INTERNATIONAL CORPORATION

By: ____________________________
Printed Name: Gary Kimmons
Title: Chief Executive Officer

Exhibit A

Confession of Judgment

SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF NEW YORK

-- X

AJW MASTER FUND, LTD., et al., Plaintiffs,	Case No. _______________
-against-	**CONFESSION OF JUDGMENT**
EDOORWAYS INTERNATIONAL CORPORATION, Defendant.	

-- X

STATE OF NEW YORK)
) ss.:
COUNTY OF NEW YORK)

GARY KIMMONS, being duly sworn, deposes and says:

1. I am the Chief Financial Officer of Defendant EDoorways International Corporation ("EDoorways"), the defendant in this action. On behalf of EDoorways, I hereby consent to the jurisdiction of this Court. EDoorways is located in Austin, Texas.

2. This Confession of Judgment is entered into in connection with an obligation justly due to Plaintiffs AJW Master Fund, Ltd., AJW Master Fund II, Ltd., AJW Offshore, Ltd., AJW Partners, LLC, AJW Partners II, LLC, AJW Qualified Partners, LLC, New Millennium Capital Partners II, LLC and New Millennium Capital Partners III, LLC (each individually a "Fund" and, collectively, the "Funds") acting by and through their Joint Liquidators, Ian D. Stokoe and David A.K. Walker (together, the "Joint Liquidators") of PwC Corporate Finance and Recovery (Cayman) Ltd. arising out of the terms of a Settlement Agreement and Release that I knowingly and voluntarily executed on behalf of EDoorways on August [12], 2013 ("the Settlement Agreement") (attached as Exhibit A).

3. In the Settlement Agreement, EDoorways agreed to pay Plaintiffs the amount of Three Hundred Thousand Dollars ($300,000.00). EDoorways further agreed that in the event EDoorways fails to pay the total amount owed under the Settlement Agreement pursuant to the schedule set forth therein, EDoorways would be obligated to pay Plaintiffs any unpaid balance owed bearing interest from the date of the default until the date of actual payment computed at a per annum rate equal to nine percent (9%).

4. This Confession of Judgment is contingent upon EDoorways' failure to abide by Section 1 of the Settlement Agreement. If EDoorways fails to comply with Section 1 of the Settlement Agreement and enforcement is sought, I agree, on behalf of EDoorways, that EDoorways will raise no defenses or counterclaims to the entry of this Confession of Judgment following EDoorways' default under the Settlement Agreement, except with respect to a breach of the Settlement Agreement.

5. EDoorways hereby confesses judgment in this action by this affidavit, pursuant to N.Y. C.P.L.R. § 3218, and authorizes entry of judgment in this Court against EDoorways in favor of Plaintiffs in the sum of Three Hundred Thousand Dollars ($300,000.00), less any amounts already paid to Plaintiffs on such debt and obligation, along with interest at nine percent (9%) per annum, together with Plaintiffs' reasonable costs and attorneys' fees in this action.

6. On behalf of EDoorways, I authorize the entry of judgment so confessed in the County of New York, State of New York immediately upon EDoorways' failure to comply with Section 1 of the Settlement Agreement. Plaintiffs may allocate the judgment pursuant to their sole discretion.

7. This Confession of Judgment is not for the purpose of securing Plaintiffs against a contingent liability.

8. Accordingly, EDoorways owes to Plaintiffs the sum of Three Hundred Thousand Dollars ($300,000.00), less any amounts already paid to Plaintiffs on such debt and obligation, along with interest at nine percent (9%) per annum, together with Plaintiffs' reasonable costs and attorneys' fees in this action, and hereby confess judgment for said amount.

EDOORWAYS INTERNATIONAL
INCORPORATED

B. D. WANLESS
Commission # 1900396
Notary Public - California
Riverside County
My Comm. Expires Aug 20, 2014

By: ______________________
Name: Gary Kimmons
Title: Chief Executive Officer

Sworn before me this 12th day of August 2013

____
Notary Public